Exhibit 99.1

News

October 31, 2007	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Tom Droege
918-588-7561

ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

TULSA, Okla. – Oct. 31, 2007 – ONEOK Partners, L.P. (NYSE: OKS) today reported third-quarter 2007 net income of $95.9 million, or 98 cents per unit, compared with net income of $98.2 million, or $1.04 per unit, for the third quarter 2006.

For the nine-month period ended Sept. 30, 2007, ONEOK Partners reported net income of $286.3 million, or $2.94 per unit, compared with $364.9 million, or $4.26 per unit, for the same period in 2006. The 2006 year-to-date period includes a $113.9 million, or $1.58 per unit, gain from the sale of a 20 percent interest in Northern Border Pipeline Company. Excluding this one-time gain, the partnership’s year-to-date net income increased $35.3 million, primarily due to supply growth and higher product price spreads in the natural gas liquids businesses.

The partnership also increased its 2007 earnings guidance to the range of $3.90 to $4.00 per unit and amended it to reflect its new segment reporting structure. The increase reflects anticipated stronger performance in the natural gas gathering and processing segment due to stronger NGL prices and continued benefit from increased volumes in the natural gas liquids gathering and fractionation segment. Distributable cash flow is now expected to be in the range of $4.60 to $4.70 per unit. ONEOK Partners’ previous earnings guidance was estimated to be in the range of $3.65 to $3.85 per unit, with distributable cash flow in the range of $4.30 to $4.50 per unit. Additional information is available in Exhibits A and B.

“During the third quarter, both of the partnership’s natural gas liquids segments continued to benefit from increased NGL volumes due primarily to new supply connections in the Mid-Continent region,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners. “Lower natural gas volumes processed, as a result of contract terminations that occurred late last year, reduced operating income in the natural gas gathering and processing segment.

“In addition to our internally generated growth projects, the recently completed acquisition of an interstate NGL and refined petroleum products pipeline system positions us well for future growth,” Gibson added. “This newly acquired pipeline system links our existing

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

Mid-Continent NGL assets to markets in the upper Midwest where there are additional opportunities to expand.”

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $156.9 million in the third quarter 2007, compared with $158.6 million in the third quarter 2006. Distributable cash flow (DCF) in the third quarter 2007 was $107.1 million, or $1.11 per unit, compared with $107.9 million, or $1.16 per unit, in the third quarter 2006.

Operating income for the third quarter 2007 was $105.1 million, compared with $107.7 million for the third quarter 2006. The natural gas liquids businesses benefited from new supply connections in the Mid-Continent region, which increased volumes gathered, transported, fractionated and sold. These increases were offset by reduced margins in the natural gas gathering and processing segment due to lower volumes processed, primarily related to contract terminations in late 2006.

Excluding the gains on the sale of assets, year-to-date 2007 operating income increased to $315.1 million, compared with $305.2 million for the same period last year. The natural gas liquids businesses benefited from new supply connections in the Mid-Continent region, which increased NGL volumes gathered, transported, fractionated and sold, and higher NGL product price spreads. These increases were partially offset by reduced margins in the natural gas businesses, where the natural gas gathering and processing segment experienced lower volumes processed due to contract terminations in late 2006 and lower realized natural gas prices. The natural gas pipelines segment had reduced transportation revenues as a result of lower throughput and higher fuel usage.

The partnership’s operating costs increased to $80.1 million in the third quarter 2007, compared with $76.3 million in the same period last year. Operating costs increased to $237.4 million for the nine months 2007, compared with $227.1 million in the same period last year. The increases for both the three- and nine-month periods are primarily due to increased employee-related costs and the addition of the Mont Belvieu NGL storage business that was acquired in the fourth quarter of 2006.

Depreciation and amortization expense was $28.8 million in the third quarter 2007, compared with $27.5 million in the same period last year. Year-to-date depreciation and amortization expense decreased to $84.3 million, compared with $94.3 million in 2006. A goodwill and asset impairment charge of $11.8 million related to Black Mesa Pipeline, Inc. was recorded in the second quarter of 2006.

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006. Additionally, all prior periods presented have been revised to reflect the new segment reporting structure.

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

THIRD-QUARTER 2007 SUMMARY INCLUDES:

•	Operating income of $105.1 million, compared with $107.7 million in the third quarter 2006;

•

Natural gas gathering and processing segment operating income of $44.6 million, compared with $56.2 million in the third quarter 2006, down primarily as a result of supply contract terminations in late 2006;

•	Natural gas pipelines segment operating income of $28.1 million, compared with $30.1 million in the third quarter 2006, as a result of lower throughput and higher fuel usage;

•	Natural gas liquids gathering and fractionation segment operating income of $24.6 million, compared with $18.3 million in the third quarter 2006, up primarily as a result of new supplies;

•	Natural gas liquids pipelines segment operating income of $9.3 million, compared with $7.4 million in the third quarter 2006, as a result of new supplies;

•	Equity earnings from investments of $22.2 million, compared with $22.8 million in the third quarter 2006;

•	Capital expenditures of $198.2 million, compared with $61.2 million in the third quarter 2006, increasing as a result of internally generated growth activities;

•	Increasing the quarterly distribution to $1.01 cents per unit, marking the seventh consecutive quarter to raise the distribution;

•	Completing an offering of $600 million of 30-year senior notes at 6.85 percent;

•

Completing the $300 million acquisition of an interstate natural gas liquids and refined products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. in October 2007;

•	Restructuring the partnership’s reporting segments and electing Pierce H. Norton II executive vice president – natural gas and Terry K. Spencer executive vice president – natural gas liquids; and

•

Electing John W. Gibson chairman and Curtis L. Dinan a director of the board of directors of the general partner of the partnership, following the resignation of David Kyle as chairman and director, in anticipation of his retirement as a full-time ONEOK employee on Jan. 1, 2008.

THIRD-QUARTER AND YEAR-TO-DATE 2007 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment contributed EBITDA of $61.6 million in the third quarter 2007, compared with $72.6 million in the same period last year. Operating income for the third quarter 2007 was $44.6 million, compared with $56.2 million for the third quarter 2006.

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

Margins for the third quarter were reduced $10.0 million from lower volumes processed due to contract terminations that occurred in late 2006; $3.9 million from lower volumes due to summer flooding in the Mid-Continent region and reduced processing capacity due to a shutdown to install additional processing and fractionation capacity at the Grasslands plant; and $2.9 million from lower realized natural gas prices. These decreases were partially offset by $5.0 million in higher fee margins from improved contractual terms in the gathering business. Operating costs were $31.8 million in the third quarter 2007, compared with $32.7 million in the same period last year.

Segment EBITDA for the nine months 2007 was $174.2 million, compared with $200.1 million in the same period last year. Operating income was $121.3 million, compared with $149.4 million in 2006.

Margins for the nine months declined $20.9 million due to lower volumes processed resulting from contract terminations that occurred in late 2006; $13.5 million from lower realized natural gas prices; and $4.9 million from lower volumes due to winter storms and summer flooding in the Mid-Continent region and reduced processing capacity due to a shutdown to install additional processing and fractionation capacity at the Grasslands plant. These decreases were partially offset by $10.7 million in higher fee margins from improved contractual terms in the gathering business. Operating costs were $96.4 million in the nine months 2007, compared with $97.4 million in the same period last year.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Percent of proceeds
Wellhead purchases (MMBtu/d)	76,841	117,310	86,361	123,041
NGL sales (Bbl/d)	5,680	7,875	5,911	7,408
Residue sales (MMBtu/d)	34,691	30,375	32,252	29,550
Condensate sales (Bbl/d)	681	1,098	695	1,111
Percentage of total net margin	53%	53%	56%	58%
Fee-based
Wellhead volumes (MMBtu/d)	1,170,030	1,202,100	1,168,360	1,165,159
Average rate ($/MMBtu)	$0.26	$0.23	$0.26	$0.22
Percentage of total net margin	32%	26%	32%	26%
Keep whole
NGL shrink (MMBtu/d)	22,056	37,078	23,555	37,009
Plant fuel (MMBtu/d)	2,605	5,074	2,785	4,932
Condensate shrink (MMBtu/d)	1,733	3,421	2,299	3,297
Condensate sales (Bbl/d)	351	703	465	677
Percentage of total net margin	15%	21%	12%	16%

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for its services. The following table provides hedging information for 2007 and 2008:

	Three Months Ending December 31, 2007
Nature of Exposure	Volumes Hedged		Average Price Per Unit		Volumes Hedged
Commodity Risk
Natural gas liquids (Bbl/d) (a)	2,664		$0.85	($/gallon)	40%
Spread Risk
Gross processing spread (MMBtu/d) (a)	6,386		$3.18	($/MMBtu)	28%
Natural gas liquids (Bbl/d) (a)	1,354	(b)	$0.80	($/gallon)	20%

(a)	Hedged with fixed-priced swaps

(b)	4,439 MMBtu/d equivalent

	Year Ending December 31, 2008
	Volumes Hedged	Average Price Per Unit		Volumes Hedged
Natural gas liquids (Bbl/d) (a)	1,062	$0.85	($/gallon)	9%

(a)	Hedged with fixed-price swaps

The third-quarter 2007 realized gross processing spread was $5.54 per MMBtu, compared with $6.34 per MMBtu for the third quarter 2006. For the nine-month period 2007, the realized gross processing spread was $4.56 per MMBtu, compared with $5.27 per MMBtu in the same period last year.

The partnership currently estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.7 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.5 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.4 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment contributed EBITDA of $52.5 million in the third quarter 2007, compared with $55.3 million in the same period last year. Operating income for the third quarter 2007 was $28.1 million, compared with $30.1 million for the third quarter 2006.

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

The decreases are due to $1.9 million in reduced transportation revenue as a result of lower throughput and higher fuel usage and $1.4 million of higher operating expenses due to increased employee-related costs. These decreases were partially offset by $1.9 million of increased storage margins resulting from new and renegotiated contracts.

EBITDA for the nine months 2007 was $155.1 million, compared with $289.4 million in the same period last year. Operating income was $85.6 million, compared with $208.5 million in 2006. Second-quarter 2006 results include the sale by the partnership of a 20 percent interest in Northern Border Pipeline and the resulting gain on sale of approximately $113.9 million.

Year-to-date 2007 operating income was also affected by $6.4 million in reduced transportation revenues as a result of lower throughput and higher fuel usage; $2.3 million in lower reimbursements associated with intrastate pipeline construction activity in Oklahoma; and $3.1 million of higher operating expenses due to increased employee-related costs. These decreases were partially offset by $4.5 million of increased storage margins resulting from new and renegotiated contracts.

Equity earnings from investments were $16.5 million in the third quarter 2007, relatively unchanged from the same period last year. Year-to-date 2007 equity earnings from investments were $45.3 million in 2007, compared with $56.1 million last year, as a result of a lower ownership interest in Northern Border Pipeline. In April 2006, the partnership completed the sale of a 20 percent partnership interest in Northern Border Pipeline to TC PipeLines, reducing ONEOK Partners’ ownership in the pipeline to 50 percent.

Natural Gas Liquids Gathering and Fractionation Segment

The natural gas liquids gathering and fractionation segment contributed EBITDA of $30.8 million in the third quarter 2007, compared with $23.7 million in the same period last year. Operating income for the third quarter 2007 was $24.6 million, compared with $18.3 million for the third quarter 2006.

The operating income increases are due to $9.4 million from increased volumes due to new supply connections in the Mid-Continent region and $1.5 million in higher storage margins due to new contracts and the acquisition of the Mont Belvieu storage business in the fourth quarter of 2006. These results were partially offset by increased operating costs of $3.5 million resulting from higher contract service costs at storage facilities, higher employee-related costs and the acquisition of the Mont Belvieu storage business. Depreciation and amortization expense also increased $1.1 million.

EBITDA for the nine months 2007 was $105.4 million, compared with $80.9 million in the same period last year. Operating income was $88.4 million, compared with $64.7 million in 2006.

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

The segment’s year-to-date operating income increases are due to $13.2 million in higher margins from increased volumes due to new supply connections in the Mid-Continent region, improved natural gas processing economics and higher volumes at the partnership’s Mont Belvieu fractionator; $13.1 million in higher optimization margins due to increased product price spreads and higher isomerization price spreads; and $6.8 million in higher storage margins due to new contracts and the acquisition of the Mont Belvieu storage business in the fourth quarter of 2006. These results were partially offset by increased operating costs of $7.9 million resulting from higher employee-related costs, general taxes and the acquisition of the Mont Belvieu storage business. Depreciation and amortization expense also increased $1.4 million over the nine-month period.

The Conway-to-Mont Belvieu average price spread, based on Oil Price Information Service (OPIS) pricing in the third quarter 2007 for ethane/propane mix, was 5.2 cents per gallon, compared with 5.8 cents per gallon in the same period last year. For the nine-month 2007 period, the average price spread was 5.1 cents per gallon, compared with 4.2 cents per gallon in the same period 2006.

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment contributed EBITDA of $11.5 million in the third quarter 2007, compared with $10.3 million in the same period last year. Operating income for the third quarter 2007 was $9.3 million, compared with $7.4 million for the third quarter 2006.

Margins increased $2.9 million primarily as a result of higher volumes gathered due to new supply connections and higher volumes transported between the Mid-Continent and the Texas Gulf Coast. Operating expenses for the quarter increased $0.9 million over the prior year.

EBITDA for the nine months 2007 was $35.4 million, compared with $30.3 million in the same period last year. Operating income was $26.4 million, compared with $20.9 million in 2006. Margins increased $7.6 million primarily from higher volumes gathered due to new supply connections and higher volumes transported between the Mid-Continent and the Texas Gulf Coast. Operating expenses for the nine months increased $2.2 million due to higher employee-related costs and general taxes.

GROWTH ACTIVITIES

On Oct. 8, 2007, the partnership completed the purchase of an interstate natural gas liquids and refined petroleum products pipeline system from a subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) for approximately $300 million. The system extends from Bushton and Conway, Kan., to Chicago, Ill., and transports, stores and delivers a full range of NGL and refined products. These assets further expand ONEOK Partners’ footprint by directly

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

linking its existing Mid-Continent NGL assets to markets in the upper Midwest. The acquisition is accretive and will be reported in the natural gas liquids pipelines segment.

The partnership has announced that it will invest more than $1.6 billion in internally generated growth projects through 2009.

Natural gas liquids projects include the $535 million, 760-mile Overland Pass Pipeline, which will transport raw NGLs from Opal, Wyo., to Conway, Kan. In early October the pipeline received permitting approval and began construction. The project’s construction costs have increased, primarily because of higher labor and construction equipment costs and anticipated higher costs associated with constructing the pipeline during the winter months.

Other NGL projects include: the $120 million, 150-mile lateral pipeline from the Piceance Basin in Colorado to the Overland Pass Pipeline; the $260 million, 440-mile Arbuckle Pipeline from southern Oklahoma through northern Texas and continuing on to the Texas Gulf Coast; and another $216 million to make infrastructure upgrades in the partnership’s existing natural gas liquids fractionation, storage and pipeline operations in the Mid-Continent.

Additional investments are also being made in the $250 million, 119-mile Guardian Pipeline expansion and extension project, which in late October received its Final Environmental Impact Statement from the Federal Energy Regulatory Commission. The project has a targeted in-service date of November 2008. The $41 million, 31-mile Midwestern Gas Transmission extension project is expected to be in service in the fourth quarter 2007.

CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Thursday, Nov. 1, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-814-1933, pass code 1109728, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1109728.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to operating income, and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and other projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;

•	the ability to market pipeline capacity on favorable terms;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;

•	the mechanical integrity of facilities operated;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, authorized rates or recovery of gas costs;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	actions by rating agencies concerning our credit ratings;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	demand for our services in the proximity of our facilities;

•	the profitability of assets or businesses acquired by us;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	performance of contractual obligations by our customers;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	our ability to control operating costs; and

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$1,410,257	$1,218,541	$3,954,245	$3,562,013
Cost of sales and fuel	1,196,373	1,007,075	3,317,421	2,935,374

Net Margin	213,884	211,466	636,824	626,639

Operating Expenses
Operations and maintenance	71,470	68,206	212,517	204,127
Depreciation and amortization	28,800	27,517	84,326	94,269
General taxes	8,609	8,106	24,866	23,019

Total Operating Expenses	108,879	103,829	321,709	321,415

Gain on Sale of Assets	111	36	1,935	115,402

Operating Income	105,116	107,673	317,050	420,626

Equity earnings from investments	22,162	22,788	64,975	72,750
Other income	4,596	890	11,556	5,150
Other expense	125	41	636	5,676
Interest expense	33,510	32,670	99,313	99,891

Income before Minority Interests and Income Taxes	98,239	98,640	293,632	392,959

Minority interests in income of consolidated subsidiaries	125	134	302	2,272

Income before income taxes	98,114	98,506	293,330	390,687
Income taxes	2,198	284	7,039	25,762

Net Income	$95,916	$98,222	$286,291	$364,925

Limited partners’ interest in net income:
Net income	$95,916	$98,222	$286,291	$364,925
General partners’ interest in net income	14,872	11,736	42,203	63,481

Limited Partners’ Interest in Net Income	$81,044	$86,486	$244,088	$301,444

Limited partners’ per unit net income:
Net income per unit	$0.98	$1.04	$2.94	$4.26

Number of Units Used in Computation (Thousands)	82,891	82,891	82,891	70,727

Supplemental Information:
EBITDA (1)	$156,857	$158,614	$470,585	$586,608
Distributable cash flow (2)	$107,083	$107,949	$346,018	$279,439
Distributable cash flow per unit	$1.11	$1.16	$3.66	$3.59

(1)	EBITDA is computed from net income plus minority interest, interest expense, income taxes, and depreciation and amortization; less equity AFUDC.

(2)	Distributable cash flow is computed from EBITDA less interest expense, maintenance capital expenditures, equity earnings, gain on sale of assets, distributions to minority interests and current income taxes; plus distributions received from equity investments.

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2007	2006
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$794,418	$21,102
Accounts receivable, net	381,667	298,602
Affiliate receivables	42,922	88,572
Gas and natural gas liquids in storage	227,498	198,141
Commodity exchanges and imbalances	44,385	53,433
Other	22,741	33,388

Total Current Assets	1,513,631	693,238

Property, Plant and Equipment
Property, plant and equipment	3,841,227	3,424,452
Accumulated depreciation and amortization	741,878	660,804

Net Property, Plant and Equipment	3,099,349	2,763,648

Investments and Other Assets
Investment in unconsolidated affiliates	741,310	748,879
Goodwill and intangible assets	684,001	689,751
Other	26,629	26,201

Total Investments and Other Assets	1,451,940	1,464,831

Total Assets	$6,064,920	$4,921,717

Liabilities and Partners’ Equity
Current Liabilities
Current maturities of long-term debt	$11,931	$11,931
Notes payable	365,000	6,000
Accounts payable	508,847	361,967
Affiliate payables	27,471	25,737
Commodity exchanges and imbalances	195,073	175,927
Other	121,180	89,471

Total Current Liabilities	1,229,502	671,033

Long-term Debt, net of current maturities	2,607,913	2,019,598
Minority Interests in Consolidated Subsidiaries	5,761	5,606
Deferred Credits and Other Liabilities	40,907	36,818
Commitments and Contingencies
Partners’ Equity
General partner	56,765	54,373
Common units: 46,397,214 units issued and outstanding at September 30, 2007, and December 31, 2006	802,423	803,599
Class B units: 36,494,126 units issued and outstanding at September 30, 2007, and December 31, 2006	1,331,323	1,332,276
Accumulated other comprehensive loss	(9,674)	(1,586)

Total Partners’ Equity	2,180,837	2,188,662

Total Liabilities and Partners’ Equity	$6,064,920	$4,921,717

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2007	2006
	(Thousands of dollars)
Operating Activities
Net income	$286,291	$364,925
Depreciation and amortization	84,326	94,269
Allowance for funds used during construction	(14,411)	—
Minority interests in income of consolidated subsidiaries	302	2,272
Equity earnings from investments	(64,975)	(72,750)
Distributions received from unconsolidated affiliates	77,144	93,209
Gain on sale of assets	(1,935)	(115,402)
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	(37,415)	61,863
Inventories	(33,392)	130
Accounts payable and other current liabilities	148,614	7,893
Commodity exchanges and imbalances, net	22,627	(1,803)
Accrued taxes other than income	6,561	(3,617)
Accrued interest	23,086	2,623
Derivative financial instruments	3,336	(2,973)
Other	18,605	4,860

Cash Provided by Operating Activities	518,764	435,499

Investing Activities
Investments in unconsolidated affiliates	(5,546)	(6,458)
Acquisitions	—	(1,374,888)
Proceeds from sale of assets	3,959	297,595
Capital expenditures	(400,634)	(114,788)
Increase in cash and cash equivalents attributable to previously unconsolidated subsidiaries	—	7,496
Decrease in cash and cash equivalents attributable to previously consolidated subsidiaries	—	(22,039)

Cash Used in Investing Activities	(402,221)	(1,213,082)

Financing Activities
Cash distributions:
General and limited partners	(285,998)	(173,462)
Minority interests	(147)	(343)
Cash flow retained by ONEOK	—	(177,486)
Short-term financing borrowings	1,100,000	1,530,000
Short-term financing payments	(741,000)	(1,732,000)
Issuance of long-term debt	598,146	1,397,328
Payment of long-term debt	(8,948)	(37,995)
Other	(5,280)	(15,655)

Cash Provided by Financing Activities	656,773	790,387

Change in Cash and Cash Equivalents	773,316	12,804
Cash and Cash Equivalents at Beginning of Period	21,102	43,090

Cash and Cash Equivalents at End of Period	$794,418	$55,894

Supplemental Cash Flow Information:
Cash Paid for Interest	$91,823	$72,925

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
	(Millions of dollars, except per unit amounts)
Natural Gas Gathering and Processing
Net margin	$87.6	$99.4	$249.4	$278.0
Operating costs	$31.8	$32.7	$96.4	$97.4
Depreciation and amortization	$11.3	$10.5	$33.5	$31.6
Operating income	$44.6	$56.2	$121.3	$149.4
Equity earnings from investments	$6.2	$5.7	$19.5	$16.4
Total gas gathered (BBtu/d)	1,170	1,202	1,168	1,165
Total gas processed (BBtu/d)	617	1,017	615	980
Natural gas liquids sales (MBbl/d)	37	43	37	42
Natural gas sales (BBtu/d)	289	324	279	307
Realized composite NGL sales price ($/gallon)	$1.09	$1.02	$0.97	$0.95
Realized condensate sales price ($/Bbl)	$69.05	$51.79	$61.25	$56.75
Realized natural gas sales price ($/MMBtu)	$5.41	$5.68	$6.20	$6.48
Realized gross processing spread ($/MMBtu)	$5.54	$6.34	$4.56	$5.27
Capital expenditures - growth	$27.1	$10.7	$59.2	$25.7
Capital expenditures - maintenance	$4.9	$3.2	$11.7	$10.6
Natural Gas Pipelines
Net margin	$60.2	$61.1	$179.7	$185.2
Operating costs	$24.1	$22.8	$70.0	$66.9
Depreciation and amortization	$8.1	$8.2	$24.2	$24.7
Operating income	$28.1	$30.1	$85.6	$208.5
Equity earnings from investments	$16.5	$16.9	$45.3	$56.1
Natural gas transported (MMcf/d)	3,378	3,512	3,524	3,664
Average natural gas price Mid-Continent region ($/MMBtu)	$5.42	$5.77	$6.08	$6.19
Capital expenditures - growth	$38.6	$10.5	$79.6	$18.3
Capital expenditures - maintenance	$5.1	$8.4	$9.3	$12.3
Natural Gas Liquids and Fractionation
Net margin	$48.8	$37.9	$155.3	$122.2
Operating costs	$17.8	$14.3	$49.4	$41.5
Depreciation and amortization	$6.4	$5.4	$17.5	$16.1
Operating income	$24.6	$18.3	$88.4	$64.7
Natural gas liquids gathered (MBbl/d)	232	208	222	205
Natural gas liquids sales (MBbl/d)	223	201	221	202
Natural gas liquids fractionated (MBbl/d)	370	326	346	315
Conway-to-Mont Belvieu OPIS average spread Ethane/Propane mixture ($/gallon)	$0.05	$0.06	$0.05	$0.04
Capital expenditures - growth	$17.2	$1.0	$34.4	$2.2
Capital expenditures - maintenance	$3.2	$5.5	$8.5	$12.3
Natural Gas Liquids Pipelines
Net margin	$18.0	$15.1	$51.9	$44.3
Operating costs	$5.6	$4.7	$16.6	$14.3
Depreciation and amortization	$3.0	$3.0	$9.0	$9.0
Operating income	$9.3	$7.4	$26.4	$20.9
Natural gas liquids transported (MBbl/d)	225	199	219	200
Natural gas liquids gathered (MBbl/d)	84	61	78	58
Capital expenditures - growth	$100.7	$20.1	$196.0	$27.8
Capital expenditures - maintenance	$1.4	$1.6	$2.0	$4.7

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$95,916	$98,222	$286,291	$364,925
Minority interests	125	134	302	2,272
Interest expense	33,510	32,670	99,313	99,891
Depreciation and amortization	28,800	27,517	84,326	94,269
Income taxes	2,198	284	7,039	25,762
Equity AFUDC	(3,692)	(213)	(6,686)	(511)

EBITDA	$156,857	$158,614	$470,585	$586,608

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$44,550	$56,218	$121,276	$149,408
Depreciation and amortization	11,277	10,520	33,544	31,588
Equity earnings from investments	6,180	5,741	19,518	16,440
Other income (expense)	(366)	130	(163)	2,696
Equity AFUDC	—	—	—	—

EBITDA	$61,641	$72,609	$174,175	$200,132

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$28,122	$30,140	$85,560	$208,477
Depreciation and amortization	8,089	8,219	24,246	24,687
Equity earnings from investments	16,493	16,943	45,275	56,062
Other income (expense)	807	251	2,140	726
Equity AFUDC	(1,005)	(213)	(2,110)	(511)

EBITDA	$52,506	$55,340	$155,111	$289,441

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$24,628	$18,275	$88,414	$64,656
Depreciation and amortization	6,439	5,368	17,525	16,134
Equity earnings from investments	—	—	—	—
Other income (expense)	(304)	46	(571)	95
Equity AFUDC	—	—	—	—

EBITDA	$30,763	$23,689	$105,368	$80,885

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$9,347	$7,370	$26,394	$20,931
Depreciation and amortization	2,987	3,010	8,990	9,047
Equity earnings from investments	(511)	104	182	248
Other income (expense)	2,407	(142)	4,423	81
Equity AFUDC	(2,687)	—	(4,576)	—

EBITDA	$11,543	$10,342	$35,413	$30,307

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$156,857	$158,614	$470,585	$586,608
Gain on sale of assets	(111)	(36)	(1,935)	(115,402)
Interest expense	(33,510)	(32,670)	(99,313)	(99,891)
Maintenance capital	(14,593)	(18,855)	(31,443)	(40,759)
Distributions to minority interest	(74)	(196)	(147)	(343)
Equity earnings from investments	(22,162)	(22,788)	(64,975)	(72,750)
Distributions received from investments	20,078	23,390	77,144	93,209
Distributable cash flow to ONEOK for partial year ownership	—	—	—	(85,817)
Current income tax expense and other	598	490	(3,898)	14,584

Distributable Cash Flow	$107,083	$107,949	$346,018	$279,439

Distributions to General Partner	(14,928)	(11,612)	(42,297)	(25,592)

Distributable Cash Flow to Limited Partners	$92,155	$96,337	$303,721	$253,847

Distributable Cash Flow per Limited Partner Unit	$1.11	$1.16	$3.66	$3.59

Average Units Outstanding (Thousands)	82,891	82,891	82,891	70,727

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

Exhibit A

ONEOK Partners, L.P. and Subsidiaries

EARNINGS GUIDANCE*

	Updated 2007 Guidance	Previous 2007 Guidance	Change
	(Millions of dollars, except per unit amounts)
Operating Income
Natural Gas Gathering & Processing	$181	$166	$15
Natural Gas Pipelines	112	109	3
Natural Gas Liquids Gathering & Fractionation	110	105	5
Natural Gas Liquids Pipelines	38	38	—
Other	(15)	(14)	(1)

Operating Income	426	404	22
Equity earnings from investments	87	86	1
Other income (expense)	19	19	—
Interest expense, net	(139)	(137)	(2)
Income taxes and other	(8)	(6)	(2)

Net Income	$385	$366	$19

Net income	$385	$366	$19
Income allocated to general partner	(58)	(55)	(3)

Limited Partners’ Interest in Net Income	327	311	16

Net Income per Unit	$3.95	$3.75	$0.20

Average Units Outstanding	82.9	82.9	—

Capital Expenditures
Natural Gas Gathering & Processing	$87	$110	$(23)
Natural Gas Pipelines	132	138	(6)
Natural Gas Liquids Gathering & Fractionation	144	144	—
Natural Gas Liquids Pipelines	451	422	29

Total Capital Expenditures	$814	$814	$—

Growth	$749	$749	$—
Maintenance	65	65	—

Total Capital Expenditures	$814	$814	$—

*	Amounts shown are midpoints of ranges provided.

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ONEOK Partners Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

Exhibit B

ONEOK Partners, L.P. and Subsidiaries

EARNINGS GUIDANCE*

	Updated 2007 Guidance	Previous 2007 Guidance	Change
	(Millions of dollars, except per unit amounts)
Reconciliation of Net Income to EBITDA
Net income	$385	$366	$19
Interest expense	139	137	2
Depreciation and amortization	115	116	(1)
Income taxes and other	7	6	1
Equity AFUDC	(14)	(15)	1

EBITDA	$632	$610	$22

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$632	$610	$22
Interest expense	(139)	(137)	(2)
Maintenance capital	(65)	(65)	—
Equity earnings from investments	(87)	(86)	(1)
Distributions received from investments	107	104	3
Current income tax expense and other	(5)	(6)	1

Distributable Cash Flow	$443	$420	$23

Distributable Cash Flow per Unit	$4.65	$4.40	$0.25

*	Amounts shown are midpoints of ranges provided.